Exhibit (d)(iii)

ANNEX I
TO OFFER JVA 1/2016

R E C I T A L S

WHEREAS, WST S.A. a “sociedad anónima” duly incorporated in Argentina (“WST”), PCT LLC, a limited liability company incorporated in Delaware, United States of America (“PCT”) and Grupo Inversor Petroquimica S.L., a “sociedad limitada” duly incorporated in Spain (“GIP”), respectively (jointly the “Purchasers”), have accepted an offer on July 18, 2016 referenced as “Offer CIESA 1/2016, to enter into a stock purchase agreement (the “SPA”), with Pampa Energía S.A. a “sociedad anónima” duly incorporated in Argentina (“PAMPA”) and Pampa Participaciones S.A., a “sociedad anónima” duly incorporated in Argentina (“PPSA”) and Pampa Inversiones S.A., a “sociedad anónima” duly incorporated in the Republic of Uruguay (“PISA”), and together with PAMPA and PPSA, the “Sellers”), dated as of July 18, 2016 and other ancillary agreements (the “Pampa Transaction Agreements”), to jointly purchase from Sellers directly and indirectly, fifty percent (50%) of the issued and outstanding co-controlling stake of Compañía de Inversiones de Energía S.A. (“CIESA”), the holding and controlling company of Transportadora del Gas del Sur S.A., a sociedad anonima incorporated under Argentine Law (“TGS”) one of the key players in Argentina’s natural gas midstream industry (the “CIESA Shares”). Therefore, and subject to the satisfaction of the terms and conditions set forth in the SPA, the Purchasers shall purchase from the Sellers, subject to the terms and conditions provided in the SPA, the CIESA Shares through the sale of, subject to the exercise of the Sellers’ Swap Option (as such term is defined in the SPA”):

(a)     all of the issued and outstanding shares in the capital of PEPCA S.A. representing 10% of the CIESA Shares on a fully diluted basis, an Argentine corporation (sociedad anónima) which are owned by PAMPA and PPSA (“PEPCA”), including the rights, interests, privileges, powers and benefits of PEPCA arising out of, under or in connection with the PEPCA Shares (as defined below) including but not limited to (i) any credits of the Sellers or any of their Affiliates and/or Subsidiaries against the capital account of PEPCA and/or “aportes irrevocables” against PEPCA, (ii) all rights deriving from any capital contribution made to PEPCA, (iii) all rights to dividends and other distributions whether declared or not as from the date hereof, which have not been paid or distributed by the date hereof and all rights relating to the profits of PEPCA, including retained earnings or reserves not distributed or capitalized; (iv) any and all rights pertaining, arising out of, under or in connection with the PEPCA shares (the, “PEPCA Shares”); and

(b)     any and all rights of PISA as sole beneficiary and “fideicomisario” of the CIESA Trust (as such term is defined in the SPA), including, without limitation, the right to receive the trust property of the CIESA Trust (such term as defined in the SPA) which consists of: (i) shares which represent forty percent (40%) of the capital stock and votes of CIESA, all the rights, interests, privileges, powers and benefits arising out of, under or in connection with those shares; (ii) the shares issued by CIESA and received by the Trustee (as defined below) as payment of dividends in shares; (iii) dividends in cash or in kind and other distributions whether declared or not as from the Signing Date, which have not been paid or distributed by the Signing Date (as such term is defined in the SPA) corresponding to the shares under the CIESA Trust; (iv) the proceeds of sale or otherwise disposal of the shares under the CIESA Trust; (v) assets or properties of any kind received by the Trustee in its capacity as shareholder of CIESA; (vi) any credits of the CIESA Trust and/or the Trustee in its capacity as shareholder of CIESA and/or of PISA as beneficiary of the CIESA Trust, including those credits against the capital account of CIESA derived from “aportes irrevocables” and/or any capital contribution made to CIESA, (vii) all rights relating to the profits of CIESA, including retained earnings or reserves not distributed or capitalized which belong to the CIESA Trust or to the Trustee as shareholder of CIESA; (viii) any and all rights pertaining, arising out of, under or in connection with the shares under the CIESA Trust; and (ix) any additional property and rights that may be contributed or assigned to the CIESA Trust or otherwise become a part of the CIESA Trust, including without limitation any property, rights or derivatives created using any of the foregoing assets, rights, interests or properties under the CIESA Trust or which are assigned to the CIESA Trust (the “PISA Rights” and the PISA Rights jointly with the PEPCA Shares, the “Purchased Assets”). As of the Closing Date (as such term is defined in the SPA), the Purchased Assets shall represent directly or indirectly or by means of shares or interest or other rights, as applicable, on a fully diluted basis, 50% of the Capital Stock of CIESA;

WHEREAS, as of the Closing Date Petrobras Argentina S.A., a sociedad anónima incorporated under the laws of Argentina (“Petrobras Argentina”) and Petrobras Hispano Argentina S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (“Petrobras Hispano,” and together with Petrobras Argentina, “PESA”), holds the other 50% of the Capital Stock of CIESA;

WHEREAS, CIESA owns 405,192,594 ordinary A shares (“TGS A Shares”) of TGS, which shares constitute 100% of the issued and outstanding TGS A Shares and 51% of the total issued and outstanding capital stock of TGS;

WHEREAS, among other Pampa Transaction Agreements, GIP WST and PCT agreed to enter into a shareholders agreement with PESA, following the guidelines of a certain Letter of Governance attached as Exhibit 6.10 to the SPA (the “New SHA”), pursuant to which the parties thereto will further regulate their respective rights and obligations as direct or indirect shareholders of CIESA and indirect shareholders of TGS and any other TGS Group Company (as defined below); and

WHEREAS, the Parties hereto wish to enter into this joint venture agreement (the “Joint Venture Agreement”) in order to further regulate the relationship between the Parties with respect to the the Purchased Assets or the Swap Option Assets, as the case may be.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1.     Definitions.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SPA. As used in the Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person or (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person.

“Argentina” means the Republic of Argentina.

“Argentine Law” means the laws of Argentina.

“Board” means the board of directors, consejo de administración or similar corporate body of a given Person.

“Business Day” means any day, other than Saturday or Sunday, on which banks are not required or authorized to close in New York, London, Madrid or Buenos Aires.

“By-Laws” means the by-laws of each of PEPCA, Petrobras Hispano, CIESA, TGS and TGS Group of Companies, as amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participacions sociales, rights in or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, including all common stock and any and all rights, warrants or options exchangeable for or convertible into any thereof. For the sake of clarification, the participaciones sociales of GIP shall be referred under this agreement as shares.

“Chairman” means the chairman of the Board of a given Person.

“CIESA” has the meaning given to that term in the recitals above, and includes any successor thereto.

“CIESA By-Laws” means the by-laws of CIESA, as amended from time to time.

“CIESA Class A Directors” means the three (3) Directors of CIESA appointed by the CIESA Class A Shareholders pursuant to the Shareholders Agreement.

“CIESA Class A Shareholders” means the registered holders of CIESA Class A Shares.

“CIESA Class A Shares” means the fully-paid and non-assessable ordinary class A shares of CIESA, each with a par value of one (1) Peso and one (1) vote per share, outstanding at any time, and that shall have all of the rights and obligations pursuant to the Companies Law, this Agreement, and the CIESA By-Laws, and that, upon effectiveness of the New SHA, will represent in the aggregate fifty percent (50%) of the Capital Stock and voting political and economic rights of CIESA.

“CIESA Shares” means CIESA Class A Shares and/or CIESA Class B Shares, as the context requires.

“CIESA Class B Directors” means the three (3) Directors of CIESA appointed by the CIESA Class B Shareholders pursuant to the Shareholders Agreement.

“CIESA Class B Shareholders” means the registered holders of CIESA Class B Shares.

“CIESA Class B Shares” means the fully-paid and non-assessable ordinary class B shares of CIESA, each with a par value of one (1) Peso and one (1) vote per share, outstanding at any time, and that shall have all of the rights and obligations pursuant to the Companies Law, this Agreement, and the CIESA By-Laws, and that, upon effectiveness of the New SHA, represent in the aggregate fifty percent (50%) of the Capital Stock and political and economic voting rights of CIESA.

“Closing Date” has the meaning ascribed to such term in the SPA or the Swap Option Closing, as applicable.

“Companies Law” means the Argentine General Companies Law N° 19,550 of Argentina, as amended from time to time.

“Control,” “Controls,” and “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract, or otherwise, or as agent, executor, trustee, or otherwise.

“Director” means a member of a Board of a given Person.

“Directors of CIESA” means the duly elected members of the Board of CIESA.

“Directors of TGS” means the duly elected members of the Board of TGS.

“ENARGAS” means Ente Nacional Regulador del Gas (or any successor regulatory agency) in Argentina.

“GIP” means Grupo Inversor Petroquímica S.L., a sociedad de responsabilidad limitada incorporated under the laws of the Kingdom of Spain.

“Governmental Approval” shall mean any action, order, judgment, injunction, decree, authorization, consent, approval (including, if applicable, any antitrust approval and ENARGAS and the Argentine Secretary of Energy approval), license, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any national, state, provincial, municipal or local or similar governmental, regulatory or administrative authority, agency or commission or any quasi-governmental or state-owned body or private entity, having any regulatory, taxing or other governmental or quasi-governmental authority including any court, tribunal or other judicial authority or arbitral body, of any country or any subnational division thereof, or any subdivision, agency, commission or authority thereof, including ENARGAS and the Argentine Secretary of Energy.

“Indebtedness” means, with respect to any Person, (a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property), or (iii) any amount appearing on the Person’s balance sheet as a liability; (b) any financial obligation of others of the kind described in the preceding clause (a) which the Person has guaranteed or which is otherwise its legal liability; (c) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the financial obligations of the kind described in the preceding clause (a) secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability; and (d) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any financial liability of the kind described in any of the preceding clauses (a), (b), or (c).

“Investment Bank” shall mean any of the following investment banks: Citigroup, Credit Suisse, Deutsche Bank, J.P. Morgan, Goldman Sachs and Morgan Stanley, its successors or other similar internationally reputable investment banks.

“Joint Venture Agreement” has the meaning given to that term in the Third paragraph of the Offer.

“License” means, as of the date hereof, the exclusive right and responsibility for a 35 year term granted to TGS by the Argentine government to provide gas transportation services in southern Argentina through the southern gas pipeline system, transferred to TGS by Gas del Estado S.E., and the expansions and modifications thereto, granted pursuant to the Natural Gas Law under the Bidding Terms and Conditions for the Privatization of Gas del Estado and/or the License Agreement between the Argentine Federal Government and TGS approved by Executive Decree No 2,458 dated December 18, 1992, as amended, together with all sub annexes and all legislation, decrees, judicial or administrative rulings and/or regulations or interpretations issued by a Governmental Authority, which, as of the date hereof, has modified, amended or supplemented any of the original terms and conditions of the License and all annexes, exhibits and schedules thereto, including the modifications, amendments and supplements that are in effect as of the date hereof that resulted from the provisions of the Emergency Law N° 25,561 and related decrees and regulations implemented as of the date hereof and under Federal Executive Branch decrees theretofore issued and implemented as of the date hereof.

“Lien” shall mean any lien, encumbrance, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, collateral assignment, limitations on voting rights, limitations on rights of ownership, assignment of Shares or any of the rights and obligations thereto to a trust or fideicomiso, financing statement (and similar notices) filed with any Governmental Authority, claim, charge, preferential payment arrangement, mortgage, objection, title defect, option, restrictive covenant, restriction on transfer, preferential agreement having the effect of constituting a security interest or any comparable interest or right created by or arising under applicable law, of any nature whatsoever.

“Natural Gas Law” means Law N° 24,076 of Argentina, as amended from time to time.

“Necessary Action” shall mean, with respect to a result required to be caused, all actions within the legal power of the Person charged with taking the actions that are necessary to cause such result, which actions may include (a) attending relevant meetings and voting or providing written consent or proxy , (b) causing the Directors to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (c) executing agreements, and (d) making or causing to be made, with Governmental Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.

“Party” means each of GIP and WS Group, unless otherwise specified herein.

“Parties” means jointly GIP and WS Group collectively, unless otherwise specified herein.

“Person” means any individual or legal entity, association, non-profit organization, professional body, business organization (whether organized as a corporation, limited liability company, partnership, or otherwise), joint venture, consortium, investment fund, bank, trust (simple or financial), union, estate, governmental authority, or any other kind of organization or entity.

“PCT” means PCT LLC., a limited liability company incorporated under the laws of Delaware, United States of America.

“PESA” means jointly and severally Petrobras Argentina and Petrobras Hispano, including any permitted assignee of their rights hereunder.

“PEPCA” means PEPCA S.A., an Argentine corporation (sociedad anónima) duly incorporated in Argentina.

“Petrobras Argentina” has the meaning given to that term in the recitals above.

“Petrobras Hispano” has the meaning given to that term in the recitals above.

“Producer” means any Person who qualifies as a “productor” under Section 10 of the Natural Gas Law.

“Purchased Assets” has the meaning ascribed to such term in the SPA.

“Shareholder” means a registered holder of Shares.

“Shares” means indistinctly, the shares of PEPCA, Petrobras Hispano, CIESA, TGS, TGS Group Companies and any Person, as the context may require.

“Shareholders Agreement” means, as applicable (I) (i) that certain shareholders agreement (“Acuerdo de Accionistas”) entered into on August 29, 2005 by and among PEPCA, PBS and ABN, as trustee, governing certain relations between the parties thereto with respect to CIESA; and (ii) a certain shareholders agreement (“Acuerdo de Accionistas”) entered into on May 17, 2011 by and among the shareholders of CIESA, which will become in force and effect upon termination of the CIESA Trust or (II) the New SHA upon its effectiveness.

“Spanish Companies Law” means the Decreto Real Legislativo 1/2010 – Ley de Sociedades de Capital – Texto consolidado 21 de julio de 2015 issued in the Kingdom of Spain, as amended from time to time.

“Spanish Law” means the laws of the Kingdom of Spain.

“Steering Committee” has the definition ascribed to in Section 3.1, Paragraph (a) of this Agreement.

“Subsidiary” means, as regards TGS, any Person who, directly or indirectly, is Controlled by TGS.

“TGS” has the meaning given to that term in the recitals above, and includes any successor thereto.

“TGS B Share” means an ordinary class “B” share of TGS, with a par value of one (1) Peso and one (1) vote per share, outstanding at any time.

“TGS Group” means all of the TGS Group Companies taken as a whole.

“TGS Group Company” means TGS or any of its Subsidiaries.

“Transfer,” when used as a noun, shall mean any transfer, assignment, conveyance, donation, sale or other disposition of Shares or any rights associated therewith, whether voluntary or involuntary, directly or indirectly, and shall have a meaning correlative to the foregoing when used as a verb and/or as an adjective.

“US$” means the legal currency of the United States of America.

“Vice-Chairman” means the vice-chairman of the Board of a given Person.

“WS Group” means jointly WST and PCT.

“WST” means WST S.A. a “sociedad anónima” duly incorporated in Argentina.

Section 1.2.     Interpretation.

For all purposes hereof, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)     the terms defined in the Agreement have the meanings ascribed to them herein and include the plural as well as the singular and vice versa;

(b)     the terms importing gender include all genders;

(c)     any reference to a “Recital,” “Article,” “Section” or “Exhibit” refers to a Recital, Article, Section or Exhibit, as the case may be, of the Agreement;

(d)     any reference to the Agreement, and the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to the Agreement in its entirety and not to any particular Recital, Article, Section, Exhibit or other subsections;

(e)     any reference to “includes” or “including” shall mean “including, but not limited to”;

(f)     any reference to agreements or contracts, including this Joint Venture Agreement, shall refer to such agreements or contracts together with all annexes, appendices, schedules and attachments thereto and as such agreements or contracts may be amended, restated, supplemented or otherwise modified from time to time;

(g)     the headings of the articles, sections, paragraphs and subsections of the Agreement are included for convenience purposes only and shall not affect the interpretation thereof; and

(h)     until the effective date of the New SHA and consummation of the reclassification of CIESA Shares in order to provide for only two classes of shares, representing each class 50% of the economic and political rights of CIESA, any reference to (i) CIESA Class A Directors, Alternate Directors, Syndics and Alternate Syndics, CIESA Class A Shareholders and CIESA Class A Shares shall be understood, mutatis mutandi, as a reference, respectively, to directors appointed by Sellers, to Sellers and to CIESA Shares held by Sellers; and (ii) CIESA Class B Directors, Alternate Directors, Syndics and Alternate Syndics, CIESA Class B Shareholders and CIESA Class B Shares shall be understood, mutatis mutandi, as a reference, respectively, to directors appointed by Purchasers, to Purchasers and to CIESA Shares held by Purchasers.

ARTICLE II
CAPITAL STRUCTURE

Section 2.1.     Basic Agreement.

GIP, PCT and WST as a material inducement to enter into the Pampa Transactions Documents have agreed that their participation in the joint venture will be the one arising from the Parties JV Interest (as defined below in this Section). In light of this principle:

(a)     as of the execution of this Joint Venture Agreement and the acquisition of the Purchased Assets or the Swap Option Assets, as the case may be and as per the Exhibit B, (i) GIP shall own directly or indirectly 27.1% of the Capital Stock of CIESA, and (ii)WS Group shall own directly or indirectly 22.9% of the Capital Stock of CIESA;

(b)     considering different constraints of GIP, PCT and WST and limitations imposed by Pampa in the negotiation of the Pampa Transaction Documents, GIP, PCT and WST have agreed to channel their investments as provided in Section 2.1.(a). and Exhibit B. In light of this, irrespective of the Shares’ allocation set forth in Exhibit B, GIP, PCT and WST hereby agree that (i) all taxes resulting from distribution of dividends (including any equalization tax on dividends) from CIESA to PEPCA, Petrobras Hispano and/or the CIESA Trust and taxes (except for personal asset tax as substitute payor) payable by PEPCA, Petrobras Hispano and/or the CIESA Trust; and (ii) any costs, expenses, losses, liabilities and/or indemnities that GIP, PCT and/or WST may assume or incur in connection with the Pampa Transaction Agreements, the Purchased Assets or the Swap Option Assets (jointly, the “JV Liabilities”) shall be borne by each of GIP, PCT and WST pro rata of their direct or indirect Interest as per Section 2.1(a) hereto (the “Pro Rata Proportion”). For purposes of this clause (c), “Pro Rata Proportion” shall mean the following: (i) GIP 54.2% of the JV Liabilities (“GIP JV Interest”), (ii) PCT 36.64% of the JV Liabilities (“PCT JV Interest”); and (iii) WST 9.16% of the JV Liabilities (“WST JV Interest” and jointly with GIP JV Interest and PCT JV Interest, the “Parties JV Interest”).

For the avoidance of doubt, (i) each of GIP, PCT and WST shall bear any taxes resulting from the distribution of dividends to each of them, respectively; (ii) if payment of dividends by PEPCA, Petrobras Hispano and/or the CIESA Trust is not legally permitted or excessively burdensome, the Parties will take all Necessary Actions to distribute any available funds through other means; and (iii) any similar situations not contemplated in this clause shall be solved by GIP, PCT and WST in good faith following the principle set forth in this clause;

(c)     subject to the terms of this Joint Venture Agreement, the Parties hereby agree to co-invest in the acquisition of the Purchased Assets or the Swap Option Assets, as the case may be. Notwithstanding the above, the Parties agree to jointly conduct, carry out and/or vote their respective CIESA Shares as a single block regarding the corporate governance of PEPCA, Petrobras Hispano, the CIESA Trust, CIESA, TGS and TGS Group of Companies;

(d)     the Parties shall analyze and seek to implement the optimal ownership structuring and shall analyze any potential changes to streamline the overall contractual or corporate structure upon exercise of the Sellers’ Swap Option and for purposes of the acquisition by the Parties of the Swap Option Assets. In accordance with the foregoing, and without limiting any other alternatives, the Parties shall consider the acquisition of the Purchased Assets and the Swap Option Assets through a common entity that would serve as a joint venture entity for the Parties. Any potential changes to the structure shall reflect the Parties JV Interests; and

(e)     in light of the Parties JV Interests, the Parties have agreed that GIP in its capacity as holder of the majority of the Parties JV Interests will be entitled to nominate the majority of the SC, boards of directors and any other management body at the various levels of entities and that the WS Group will be entitled to nominate the minority of such boards and the majority at the level of any supervisory board (the “Nomination Principle”). To the extent, as a consequence of future changes in the percentage of the Parties JV Interests (e.g. through Capital Contributions or Transfers) the current Parties JV Interests are altered, the Parties shall revisit the political rights afforded to each other in order to reflect the new structure in accordance with the Nomination Principle.

Section 2.2.     Capital Contributions

(a)     Capital Contributions of the Parties. Each of GIP on one hand and PCT and WST on the other has or shall make capital contributions (“Capital Contributions”) in the manner and amount set forth opposite their name on Exhibit A hereof pro rata to each of the Parties JV Interest, respectively, to pay the Advanced Purchase Price as provided in Section 2.2 of the SPA and the Purchase Price as provided in Section 2.4 of the SPA and any additional Capital Contribution that the SC may approve from time to time, as provided in the SPA and/or as decided by the SC, in both cases, including an specific determination of the amount corresponding to capital and to premium. Each Parties JV Interest is set forth opposite its name on Exhibit A. In connection with the payment of the Advanced Purchase Price as provided in Section 2.2. of the SPA, each of WST and PCT shall fund each of their Parties JV Interest of the Advance Payment, by means of a wire transfer to an account of GIP, who paid (adding its GIP JV Interest to the WST JV Interest and the PCT JV Interest) to the Sellers the entire amount of the Advanced Payment by itself and on behalf of WST and PCT.

(b)     Return of Capital Contributions. No interest shall accrue on any Capital Contribution and no Party shall have the right to withdraw or be repaid any Capital Contribution, except as provided in this Joint Venture Agreement.

(c)     Parties’ Additional Capital.

(i)     In the event that the SC determines as provided in Section 3.01(B) at any time, and from time to time, that additional Capital Contributions are needed from the Parties, then the SC may send a written notice (a “Call Notice”) to each Party specifying (1) the aggregate additional amount that the SC has then determined is needed (such amount, the “Call Amount”), (2) the amount of additional capital that each Party is then required to contribute pursuant to that Call Notice, (3) the date that such additional capital contribution is required to be made (the “Call Date”), and (4) wire transfer instructions of the relevant account to which such additional capital contribution should be sent. The Call Date shall not be less than ten (10) Business Days but not more than twenty (20) Business Days, after the date that the corresponding Call Notice is given. The amount of additional capital that each Party shall be required to contribute pursuant to any particular Call Notice (which is referred to herein as such Party’s “Share of the Call Amount”) shall equal to each Parties Interest in this joint venture taken as a whole. Each Party shall be required to contribute its Share of the Call Amount with respect to each Call Notice on or before the Call Date specified in such notice by wire transfer of immediately available funds to one or more bank accounts to be designated by the SC in the corresponding Call Notice.

(d)     All determinations of the SC pursuant to any provision of this Section 2.2 shall be based on the SC’s good faith reasonable business judgment and shall specifically include a determination of any premium.

(e)     Default in Additional Capital Contributions.

(i)     In the event a Party fails to pay all or any portion of any additional capital contribution that it is required to make pursuant to this Section 2.2. (a “Required Additional Contribution”) on or prior to the relevant Call Date (a “Defaulting Party”), then the other Party (in this context, the “Mandatory Funding Party”) may, in its sole discretion, without any obligation to do so and without limitation of its other rights and remedies under this Joint Venture Agreement, elect by delivering written notice to the Defaulting Party and the SC (a “Additional Contribution Notice”), to contribute (an “Additional Contribution Event”) the outstanding balance of such Defaulting Party Required Additional Contribution (the “Additional Contribution Amount”), and such Additional Contribution Event shall be deemed to be effective as of the date of the initial funding of such Defaulting Party.

(ii)     From and after the effective date of, and after giving effect to, an Additional Contribution Event, the Parties JV Interests shall be adjusted proportionately.

(f)     In addition to the remedies provided in this Section 2.2 with respect to a Defaulting Party, in the event that there remains an unpaid Required Additional Capital Contribution, (i) all of the Defaulting Party´s voting rights shall be suspended until the Defaulting Party cures its breach and its Required Additional Contribution is paid in full by the Defaulting Party; and (ii) the SC and the Mandatory Funding Party that has contributed the relevant capital contributions as provided in this Section 2.2., shall be entitled to exercise all other rights and remedies lawfully available to it (including, without limitation, an action against the Defaulting Party for such unpaid amount and the expenses of collection, including attorney’s fees, and consequential damages). No right, power or remedy available to the SC and the Parties hereunder shall be exclusive and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy available at law or in equity.

(g)     Section 8.3 shall not apply for any failure by any Party to fulfill with its obligations to contribute Capital Contributions or additional capital contributions as provided in this Section 2.2, although it being considered a breach by the Defaulting Party of this Joint Venture Agreement.

ARTICLE III
GOVERNANCE MATTERS

Section 3.1. Ad Hoc Steering Committee.

(A)      Each of the Parties hereby agrees to create by means of this Joint Venture Agreement an ad hoc Steering Committee to act as the governing contractual body of the joint venture that the Parties are carrying out under this Joint Venture Agreement (the “SC”). The Parties shall take any Necessary Action to adopt all resolutions adopted by the SC. All resolutions adopted by the SC shall be binding on and enforceable against each Party, and they will be considered as having been adopted by the Board of Directors or Shareholders meetings, as the case may be, of each Party, respectively.

(B)     (a)     Each Party hereby agrees to take, or cause to be taken, any Necessary Action so that the number of members of the SC shall be set at five (5) regular members and up to five (5) alternate members, who shall be nominated and duly empowered by the nominating party as follows:

(1)     three (3) regular members and up to three (3) alternate members of the SC shall be appointed by GIP, and

(2)     two (2) regular members and up to two (2) alternate members of the SC shall be appointed by the WS Group.

(b)     All individuals serving as members of the SC shall be compensated as determined by the Party nominating such individual.

(c)     Each of the Parties shall use reasonable efforts to cause any meeting of the SC (which may be held by telephonic or video conference, or by any other electronic means) to be convened with at least five (5) Business Days prior written notice (or such shorter notice as all members of the SC may agree) given by any member of the SC and addressed to the rest of the members of the SC (no matter where such members are located), and such meetings shall be held in the manner established or allowed following the provisions of this Joint Venture Agreement.

(d)     Each of the Parties shall use reasonable efforts to cause any meeting of the SC to be convened at least five (5) business days prior to a board of directors or shareholders’ meetings of PEPCA, the CIESA Trust, Petrobras Hispano, CIESA, TGS and/or TGS Group Companies.

(e)     Each member of the SC shall be entitled to attend any meeting of the SC accompanied by advisors chosen by such member to provide advice to that member. Such advisors shall not be entitled to vote at any time. The costs associated with the attendance by such an advisors shall be borne by such member.

(C)     All resolutions of the SC shall be adopted by the affirmative vote of the absolute majority of the members of the SC; provided, however that resolutions involving a Supermajority Matter shall only be adopted by the affirmative vote of all five (5) members of the SC.

(D)     The Parties shall instruct the SC to enter into negotiations with the Sellers, following the Governance Letter attached as Exhibit 6.10 to the SPA (the “Governance Letter”), in order to execute a the New SHA which shall be negotiated based on the 2011 SHA of CIESA (as defined in the SPA) and shall provide, among others, the following amendments and adjustments:

(i) The Shares of CIESA shall be reclassified in order to provide for only two classes of shares, representing each class 50% of the economic and political rights of CIESA.

(ii) The Sellers shall be the direct or beneficial owners of the Class A shares of CIESA and the Purchasers shall be the direct or beneficial owners of the Class B shares of CIESA, both prior and after the Seller’s Swap Option Closing (as such term is defined in the SPA).

(iii) Each class of Shares in CIESA shall have the same rights and obligations.

(iv) Each class of Shares in CIESA shall freely govern the relationship of the members within the class, including with respect to transfer restrictions, appointment of directors, syndics and officers and the exercise of any rights.

(v) The Purchasers shall act and vote jointly as a single shareholder. The Sellers shall act and vote jointly as a single shareholder. The Purchasers and the Sellers shall be, in each case, jointly and severally liable towards the other party for breaches under the New SHA.

(vi) On a one (1) year basis, the classes of Shares in CIESA will alternate the right to appoint the Chairman (starting by the Sellers) on one hand, and the Vice-Chairman (starting by the Purchasers) on the other. The Chairman and Vice-Chairman shall not have any casting vote.

(vii) On a three (3) year basis, the classes of Shares of CIESA will alternate the right to appoint the CEO (starting by the Sellers) on one hand, and the CFO (starting by the Purchasers) on the other. The CEO shall have the exclusive right to appoint all senior management and employees, which shall not require the approval of the board of directors of CIESA or TGS.

(viii) The appointment of the board of directors and syndics of CIESA will be done ratably by the Purchasers and Sellers, in accordance with the following procedure: (a) each class of Shares of CIESA shall have the right to appoint one half of the members of any body with an even number; (b) with respect to bodies of an uneven number, each class shall have the right to appoint one half of the members but for the uneven member that will be appointed jointly by both classes of Shares of CIESA. In case the Purchasers and Sellers cannot reach an agreement to appoint the uneven member, Sellers and Purchasers shall annually alternate the election of the uneven member.

(ix) CIESA shall always have an even number of directors.

(x) The scheme set forth in (vi), (vii) and (viii) will apply both to CIESA and to the right to appoint officers and members of any body at the level of TGS or any subsidiary of TGS.

(xi) In order for quorum to be reached at any board meeting of CIESA, directors appointed by the two classes of Shares shall be present.

(xii) Each class of Shares of CIESA shall have a right of first offer in case of transfer of the shares of the other class in block, provided that the first offer shall not apply to (i) transfers between Affiliates, (ii) the Seller’s Swap Option, (iii) the unwinding of the CIESA Trust, and (v) any transfers within a single class of Shares of CIESA.

(xiii) No drag-along or tag along rights between classes of Shares of CIESA shall exist.

(xiv) Any restriction with respect to potential transferees being energy companies or having other technical qualifications shall be eliminated.

(xv) The Purchasers and Sellers shall approve the extension of the Technical Assistance Agreement.

(xvi) The Purchasers and Sellers shall agree in good faith on mechanisms to resolve lock up situations.

(xvii) The New SHA shall be governed by Argentine law and any dispute with respect thereto shall be decided by the Arbitral Panel of the Buenos Aires Stock Exchange.

(E)     For purpose of this Agreement, “Supermajority Matter” shall mean any of the following matters:

(i)     The execution, amendments and/or restatements of the New SHA by the Parties and the Sellers;

(ii)     Any decision (including the corresponding voting instruction of each of the Parties) as regards any of the matters requiring supermajority approvals in the Shareholders Agreement.

(iii)     Any Additional Capital Contribution to be made by the Parties under this Joint Venture Agreement and in CIESA, TGS, TGS Group of Companies and the CIESA Trust.

(iv)     Any amendment to the By Laws, or any rights attached to any Capital Stock of PEPCA, PH and the CIESA Trust;

(v)      Any material change to the accounting policies and practices of PEPCA, PH and the CIESA Trust;

(vi)      Any change in the Capital Stock of PEPCA, PH and the CIESA Trust or the creation, allotment or issue of any Capital Stock or the creation of any security or the grant of any option or rights to subscribe for or to convert any instrument into Capital Stock or other securities of PH, PEPCA and/or the CIESA Trust;

(vii)     (A) Any variation of the rights attaching to the Capital Stock of PH, PEPCA and/or the CIESA Trust; (B) any redemption, purchase, or other acquisition by PH, PEPCA and/or the CIESA Trust of its own Capital Stock or other securities; and (C) any reimbursement of irrevocable capital contributions to PH, PEPCA and/or the CIESA Trust;

(viii)     (A) Any merger, consolidation, or amalgamation of PH, PEPCA and/or the CIESA Trust with any other Person; (B) the acquisition of any share or other interest or participation in any Person by PH, PEPCA and/or the CIESA Trust; or (C) any other similar transaction or undertaking;

(ix)      The capitalization, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other undistributable reserve of PH, PEPCA and/or the CIESA Trust or the reduction of any uncalled liability in respect of any partly paid shares of PH, PEPCA and/or the CIESA Trust;

(x)      The winding-up, dissolution, liquidation, or similar disposition of PH, PEPCA and/or the CIESA Trust, or the commencement or the filing of a voluntary petition for a declaration of PH, PEPCA and/or the CIESA Trust’s own bankruptcy, reorganization procedure or out-of-court reorganization procedure;

(xi)      Any pledge or grant of any security interest in or other encumbrance on, any Capital Stock or any other interest in CIESA or TGS by PH, PEPCA and/or the CIESA Trust;

(xii)     The carrying on by PH, PEPCA and/or the CIESA Trust of any business other than holding the shares of Capital Stock of CIESA or TGS;

(xiii)     Subject to approvals that are otherwise required hereunder, any transaction between PH, PEPCA and/or the CIESA Trust, CIESA or any TGS Group Company on the one hand, and any Shareholder or an Affiliate of a Shareholder on the other, having a value (alone or taken together with all related or connected transactions) that exceeds US$ five hundred thousand (US$500,000) in the aggregate;

(xiv)    Any determination of, deviation from, or change to the Dividend Policy;

(xv)     The entry by PH, PEPCA and/or the CIESA Trust into any contract, agreement, or other transaction of any nature, other than in the ordinary course of business and on arm’s length terms;

(xvi)    Any increase or decrease in the number of members of the Board of PH, PEPCA and/or the CIESA Trust; and

(F)     Each Party shall cause all board members, statutory auditors and/or managers appointed by each of them or by the SC in PEPCA, Petrobras Hispano, CIESA, TGS, TGS Group of Companies and CIESA Trust, to send to the members of the SC on a monthly basis, all material financial, accounting and management information concerning the business and going concern of PEPCA, Petrobras Hispano, CIESA, TGS, TGS Group of Companies and CIESA Trust, as the case may be, provided however that such reporting will be in English language.

Section 3.2. Board of Directors and Syndics of PEPCA and Petrobras Hispano

Each of the Parties shall take, or cause the SC to adopt, any Necessary Action, including to amend the By-laws of PEPCA and Petrobras Hispano, to the extent the Sellers’ Swap Option is exercised, in order to:

(1)     Set in 5 the members of the board of directors of PEPCA plus five (5) alternate members, three (3) to be designate by GIP and two (2) by WS Group. The Chairman shall be appointed by GIP.

(2)     Set in three (3) the syndics and alternates for PEPCA, two(2) to be designated by GIP and one (1) to be designated by WS Group.

(3)     Set in three (3) the members of the board of directors of Petrobras Hispano plus three (3) alternate members, two (2) to be designated by GIP and one (1) by WS Group. The Chairman shall be appointed by GIP.

Section 3.3.     Board of CIESA.

(a)     Each of the Parties shall take, or cause the SC to adopt, any Necessary Action, including to amend the By-laws of CIESA, following the guidelines of the Governance Letter, so as to allow the CIESA Class A Shareholders and CIESA Class B Shareholders to designate all of the directors of the Board of CIESA (the “Board of CIESA”). To such end, the Parties shall take or cause the SC to adopt any Necessary Action to set a Board of six (6) regular members and up to six (6) alternate members, who shall be nominated as follows:

(1)     Sellers shall designate three (3) CIESA Directors (the CIESA Class A Directors upon the effective date of the New SHA), and

(2)     the SC on behalf of the Parties shall designate three (3) CIESA Directors (the CIESA Class B Directors upon the effective date of the New SHA); of which two (2) regular Directors of CIESA and up to two (2) alternate Directors of CIESA shall be appointed by the SC as designated by GIP, and one (1) regular Directors of CIESA and one (1) alternate Directors of CIESA shall be appointed by the WS Group.

(3)     Until the effective date of the New SHA, given that PEPCA is entitled to appoint only one (1) Director and one (1) alternate Director, such Director and its alternate Directors shall be appointed by the SC as designated by GIP. In the event that, until the effective date of the New SHA one (1) Director and one (1) alternate Director is appointed by the Sellers on behalf of the Parties, such director and its alternate shall be appointed by the SC as designated by GIP.

(b)     The designating Party of a CIESA Director shall be entitled to remove and replace at any time the individual appointed as Director of CIESA, and in such a case each of the Parties (and their respective designated Directors of CIESA) shall take any Necessary Action to have such individual removed and replaced as per the request of the designating Party.

(c)     If pursuant to the Shareholders Agreement, on a one (1) year basis, the Sellers and the Parties to this Joint Venture Agreement will alternate the right to appoint, the Chairman on one hand, and the Vice-Chairman on the other of CIESA, the Chairman or Vice Chairman of CIESA, as the case may be, shall be appointed by the SC as designated by GIP.

(d)     Regardless of which of the Parties has appointed the individuals acting as members of CIESA Board of Directors, such individuals shall only act in a manner consistent with this Joint Venture Agreement. Therefore, each of Director appointed by the Parties shall refrain from approving or rejecting any matter submitted to the CIESA Board of Directors if such approval or rejecting has not been previously decided by GIP (except for matters that qualify as Supermajority Matters, which also require the previous written consent of the WST and PCT) in all cases at the SC. Each Party shall take any Necessary Action so that the individual(s) designated by it to act as Directors of CIESA:

(i)     attend the relevant CIESA Board’s meeting, and

(ii)     (1) vote in accordance with the instructions of GIP, unless it is a Supermajority Matter, in which case it shall only approve any such matter if it has been previously approved by all Parties, and (2) vote against all resolutions regarding a Supermajority Matter that has not been previously approved by all Parties.

(e)     In connection with CIESA’s shareholders meetings, Section 3.7 shall apply.

Section 3.4.     CIESA Statutory Auditors.

(a)     To the extent the Parties are entitled to appoint one (1) statutory auditor (síndico) of CIESA and one (1) alternate statutory auditor (síndico) of CIESA, the Parties shall take any Necessary Action so that the individuals designated by the WS Group are appointed, removed and replaced.

(b)     To the extent the Parties are entitled to appoint two (2) statutory auditors (síndicos) of CIESA and two (2) alternate statutory auditors (síndicos) of CIESA, the Parties shall take any Necessary Action so that the Parties, remove and replace in such a position one individual (and his/her alternate) designated by GIP and one (1) individual (and his/her alternate) designated by WS Group.

Section 3. 5.     TGS - Board.

(a)     In the event that the number of Directors of TGS to be appointed by CIESA is an even number, the Parties shall nominate half the number of such Directors of TGS, and for such purpose GIP shall be entitled to nominate the majority of the number of such Directors of TGS, and WS Group shall be entitled to nominate the remaining positions.

(b)     In the event that the number of Directors of TGS to be appointed by CIESA is an odd number, Sellers and the Parties shall nominate an equal number of such Directors of TGS and the remaining Director of TGS shall be nominated jointly by Sellers and GIP. In addition, (1) GIP shall be entitled to nominate the majority of the number of such Directors of TGS that the Parties are entitled to nominate and also to decide and agree on the individual that will be jointly appointed by the Sellers and the Parties, and (2) WS Group shall be entitled to nominate the remaining positions of the Board of TGS.

(c)     The Parties shall take any Necessary Action to cause the individuals appointed as Directors of TGS, to vote at meetings of the Board of TGS in a manner consistent with the decisions of the Board of CIESA (except for those matters that qualify as Supermajority Matters, in which case, such voting shall be made only in accordance with the agreement of the Parties at the SC level).

(d)     So long as it is legally required for TGS, and provided that they are not otherwise elected by other TGS’s shareholders, at least two (2) directores independientes (as such term is defined by the Argentine Comisión Nacional de Valores and, if applicable, the SEC, each an “Independent Director”) shall be appointed by CIESA to the Board of TGS and the TGS audit committee. In connection with the appointment of Independent Directors, if:

(1)     the Parties have to appoint pursuant to the Shareholders Agreement only one (1) Independent Director, such Independent Director shall be designated by GIP;

(2)     the Parties have to appoint pursuant to the Shareholders Agreement more than one (1) Independent Director, then each of the Parties shall designate one (1) Independent Director; and

(3)     if the Parties have to appoint pursuant to the Shareholders Agreement jointly with the Sellers an Independent Director, such Independent Director shall be designated by the SC with the affirmative vote of at least one member of the Board designated by WS Group.

(e)     If pursuant to the Shareholders Agreement, on an annual basis, the Parties will alternate with the Sellers, the right to appoint the Chairman of TGS on one hand, and the Vice-Chairman of TGS on the other hand, the Chairman of TGS and the Vice-Chairman of TGS, as the case may be, shall be appointed by the SC as designated by GIP.

(f)     The nomination mechanics set forth in the paragraphs above shall also apply mutatis mutandi for any other Board of any TGS Group Company.

Section 3.6.     TGS Group Companies – Statutory Auditors.

(a)     To the extent the Parties -pursuant to the Shareholders Agreement- are entitled to appoint jointly one (1) statutory auditor (síndico) of TGS (and any other TGS Group Companies) and one (1) alternate statutory auditor (síndico) of TGS (and any other TGS Group Company), the Parties shall take any Necessary Action so that the individuals designated by the WS Group are appointed, removed and replaced, as applicable.

(b)     To the extent the Parties -pursuant to the Shareholders Agreement- are entitled to appoint two (2) statutory auditors (síndicos) of TGS (and any other TGS Group Company) and two (2) alternate statutory auditors (síndicos) of TGS (and any other TGS Group Company), the Parties shall take any Necessary Action so that one (1) individual (and his/her alternate) designated by GIP and one (1) individual (and his/her alternate) designated by the WS Group are appointed, removed and replaced, as applicable.

Section 3.7.     TGS Management.

(a)     If pursuant to the Shareholders Agreement, the Parties are entitled to designate the chief executive officer of TGS (“CEO”) and/or the chief financial officer of TGS (“CFO”), the matter shall require the prior approval of the SC. For such purpose, GIP shall propose to WS Group a candidate for its approval, which approval cannot be unreasonably withheld.

(b)     The CEO or CFO, as the case may be, shall be designated for 3-consecutive- year periods. Subject to paragraph (a) above, upon agreement between the Parties, the Parties shall take any Necessary Action so that the individual so agreed be designated, CEO or CFO, as applicable, or at any time thereafter be removed and replaced.

Section 3.8.     Attorney-in-fact.

(a)     In order to attend and vote at a shareholders’ meeting of CIESA, PEPCA, Petrobras Hispano and/or any other applicable company, the SC shall first approve the applicable voting instructions and appoint one attorney-in-fact or more for such purpose.

(b)     The SC shall also designate the individual or individuals to be appointed as attorney-in-fact pursuant to the Shareholders Agreement.

(c)     The individual designated in accordance with either paragraphs (a) or (b) above shall act pursuant to the instructions of the SC; provided, however that if he/she will act in connection with any Supermajority Matter, he/she shall refrain from acting unless the SC has previously approved such an action in writing subject to the applicable aggravated majority pursuant to this Joint Venture Agreement.

Section 3.9.     Nominations – Replacements.

(a)     Nominations for the appointments set forth in this Article III shall be made by written notice given by any Party to the other Party at least three (3) Business Days in advance of the date on which the relevant election of member of the SC or a Board, statutory auditor or manager will take place.

(b)     Any member of the SC or a Board or statutory auditor of either the SC, PEPSA, Petrobras Hispano, CIESA or any TGS Group Company who is to be replaced, on a temporary or permanent basis, shall be replaced by the alternate member of the SC, Board or statutory auditor of the SC, PEPSA, Petrobras Hispano, CIESA or any TGS Group Company, as the case may be, who has been appointed by the Party who appointed the relevant member of the SC, Board or statutory auditor, as the case may be, being replaced.

(c)     Each Party shall cause the individuals appointed as members of the Board of PEPCA, Petrobras Hispano, CIESA, TGS or any TGS Group Company, to cause CIESA, Petrobras Hispano, PEPCA, TGS or the relevant TGS Group Company to convene the appropriate shareholders meeting (or adopt the Necessary Action under the terms of this Joint Venture Agreement) and to vote in favor of the removal of any member of the SC or the Board of PEPCA, Petrobras Hispano, CIESA, TGS or any TGS Group Company nominated in accordance with this Agreement who fails to vote in accordance with the provisions of this Joint Venture Agreement. In the event of any failure by any such member of the SC or a Board to comply with all of the provisions of this Joint Venture Agreement, any Party may report such failure by giving written notice to the other Party that appointed (directly or indirectly) the defaulting member of the relevant SC or Board. That latter Party shall be entitled to a sixty (60) day period after the giving of such notice to procure the replacement of the defaulting member of the SC or Board, if deemed appropriate, or to take other Necessary Actions that will cure the non-performance to the reasonable satisfaction of the reporting Party.

Section 3.9.     TGS B Shares.

(a)     As of the date hereof, no Parties hereto owns–directly or indirectly- any TGS B Shares.

(b)     Notwithstanding the foregoing, each of the Parties hereto agrees to vote any TGS B Shares it may hereinafter acquire–directly or indirectly–in the same manner as decided by the SC.

(c)     Each Party hereto shall fully disclose to each other any contractual arrangement executed by or to be executed with any other shareholder of TGS and the TGS Group of Companies; provided, however that no Party hereto shall –directly or indirectly- enter into any agreement or arrangement with any Person with respect to the exercise of governance rights in TGS and the TGS Group of Companies, other than the agreements between the Parties in connection with the exercise of the rights and compliance of the obligations agreed to in this Joint Venture Agreement, the SPA, Pampa Transaction Documents or the Shareholders Agreement.

(d)     For the avoidance of doubt, the TGS B Shares that the Parties may acquire as a result of a mandatory tender offer shall be subject to paragraph (b) above.

ARTICLE IV
TRANSFER PROVISIONS AND OTHER RESTRICTIONS

Section 4.1.     General.

(a)     No Party may Transfer any Shares in a manner that violates the provisions of this Joint Venture Agreement. Any purported Transfer of Shares in a manner that does not comply with, or otherwise is in violation of, this Joint Venture Agreement shall be void and ineffectual and the other Party shall have the right to damages. If, notwithstanding the preceding sentence, any such Transfer is held by a court of competent jurisdiction or by the agreement of the other Party (and/or its shareholders) to be effective, then the transferring Party (and its shareholders) shall cause the transferee to comply with clause (d) of this Section 4.1.

(b)     Except as otherwise provided in this Joint Venture Agreement, no Party may Transfer less than all of the Shares held by it.

(c)     The restrictions on Transfer set forth in the Joint Venture Agreement shall not apply with respect to (i) the Transfer of Shares between Shareholders and/or members of each Party; (ii) any Transfer by the Shareholders and/or members of the Parties or by the Parties themselves of all or a portion of the Shares -directly or indirectly- held by it/them to Affiliates: and (iii) any transfer by an individual Person to any of its legal heirs (herederos forzosos) (the “Permitted Transferee”); provided, however that any (i) Permitted Transferee must agree in writing to become party to, and bound by, all of the terms of this Joint Venture Agreement in accordance with clause (d) below and (ii) if the Permitted Transferee ceases to be an Affiliate, it shall Transfer its Shares to the transferor of the relevant Shares (as the case may be) prior to such event.

(d)     If any Party Transfers any of its Shares as provided to a Permitted Transferee, such Party shall (i) require the transferee to execute a deed of adherence in substantially the form of Exhibit C hereto (“Deed of Adherence”), copies of which shall be provided to the SC for further delivery thereof to the other Parties, by which such transferee becomes a party hereto as a Party and (ii) shall remain liable for any liability or obligation arising prior to the effective date of the Transfer.

(e)     No tag-along rights or drag-along rights have been granted between the Parties.

(f)     In connection with any sale, transfer, assignment or otherwise a disposition of Capital Stock of CIESA by the Sellers, the following shall apply:

(1)     the SC shall unanimously decide whether to exercise the right of first offer provided for in the Shareholders Agreement.

(2)     In case the exercise of such right of first offer is approved by all Parties, the Parties shall promptly contribute a pro rata portion of the necessary funds to pay the applicable transfer price and related reasonable expenses.

(3)     If either Party decides not to participate in the transaction and thus not to contribute the referred funds (or if it fails to complete the transaction for whatever reason), the other Party is entitled to pursue such a transaction with the transferor of the CIESA Class A Shares and have such Capital Stock be thereafter sold exclusively to the other Party, as the case may be. The Parties may agree to structure the acquisition in any other similar manner to allow the willing Party to complete the proposed transaction. The Parties shall take all Necessary Actions to allow the willing Party to complete the acquisition of the CIESA Class A Shares.

(4)     For the avoidance of doubt, the CIESA Class A Shares so acquired by the WS Group or GIP, as the case may be (or the relevant designated Affiliate) shall grant the transferee the rights agreed to by each Party under the Shareholders Agreement.

Section 4.2.     Lockup Period.

(a)     Each of the Parties agrees that until the expiration of the second anniversary following the Closing Date (as such term is defined in the SPA) (the “Lock-up Period”), none of the Parties nor their respective Shareholders shall transfer any Shares (either directly or indirectly) to any Person other than to Permitted Transferees.

(b)     Upon the expiration of the Lock-up Period, any transfer of Shares by either Party shall be subject to the provisions set forth in Section 4.3 of this Joint Venture Agreement.

Section 4.3. Right of First Offer.

(a)     If either GIP or the WS Group decides at any time after the expiration of the Lock-up Period, to sell all (but not part) of the Shares, it shall first offer them to be sold to the other Party (the “First Offer Right”). For the avoidance of doubt, (i) the Parties agree that any allowed Transfer of Shares under this Agreement (other than those to Permitted Transferees) shall require the transfer of 100% of the Shares owned by such Party and (ii) that the Supermajority Matters do not restrict the right of the Parties to undertake an allowed Transfer of Shares; and (iii) that in the case a Party intends a Transfer of Shares by means of the transfer of the Shares of CIESA owned by PEPCA, Petrobras Hispano and/or the CIESA Trust, such indirect Transfer of Shares shall be subject to: (a) fulfillment of all conditions and obligations pursuant to Article IV hereto, (b) assumption by the Selling Party of all tax costs for PEPCA, Petrobras Hispano and/or the CIESA Trust triggered by such indirect transfer; (c) compliance with Applicable Laws and any regulatory authorizations required: and (d) that the indirect transfer does not adversely affect the rights of the Non-Selling Party as Shareholder of either PEPCA, Petrobras Hispano or the CIESA Trust, as a the case may be.

(b)     In order to allow a Party to exercise the First Offer Right (the “Selling Party”), the Selling Party shall provide to the other Party (the “Non-Selling Party”) a written notice informing that it is willing to sell all of the Selling Party’s Shares (the “FOR Shares”), the price –payable in cash- upon which it is willing to sell the FOR Shares, payment manner and all other material terms and conditions (a “Section 4.3 FOR Notice”). Section 4.3 FOR Notice shall be deemed an irrevocable offer to sell to the Non-Selling Party the FOR Shares subject to the terms and conditions set forth therein and the other applicable term of the Agreement.

(c)     Each Party may exercise its First Offer Right and purchase the FOR Shares under the terms set forth in the Section 4.3 FOR Notice, by delivering written notice (a “FOR Exercise Notice”) to the Non-Selling Party, with a copy to the SC, within twenty (20) Business Days after receiving the Section 4.3 FOR Notice (the “FOR Exercise Notice Period”). Non-Selling Party may acquire the FOR Shares directly or through any of its Affiliates.

(d)     If the Non-Selling Party does not elect to purchase the FOR Shares by the end of the FOR Exercise Notice Period, then the Selling Party may Transfer the FOR Shares to any third party to the extent the payable purchase price is equal or higher than the price set forth in the Section 4.3 FOR Notice and subject to the general requirements for Transfer set forth in Section 4.1 hereof; provided, however that if such Transfer to a third party is not consummated within ninety (90) Business Days from the date the FOR Exercise Notice Period lapsed (the “Third-Party Selling Period”), then Selling Party shall be required to commence a new process pursuant to Section 4.3 if it wishes to Transfer Shares to a third party and the relevant FOR Shares shall not be Transferred without fully complying again with the provisions of this Section 4.3.

(e)     If Non-Selling Party exercises its First Offer Right, the closing shall take place within thirty (30) Business Days following the date of receipt by the Selling Party of the FOR Exercise Notice. Selling Party shall give representations and warranties on (v) its ownership of the FOR Shares, (w) its authority to Transfer the FOR Shares, (x) the non-violation by such Transfer of any applicable law or contractual restriction, (y) the validity of such Transfer to the Non-Selling Party (or the designated Affiliate) in any Transfer document to be executed and delivered by them, and (z) such other customary representations and warranties. As a condition to closing, the Selling Party shall deliver letters of resignations from the members of the SC, the Boards of Petrobras Hispano, PEPCA, CIESA, TGS and any other TGS Group Company and statutory audit committee members nominated by Selling Party.

(f)     The purchase price set forth in the Section 4.3 FOR Notice shall be paid to the Selling Party upon delivery of the documentation required for the registration of the Transfer of the FOR Shares in favor of non-Selling Party or its designee.

(g)     Each of the WS Group and GIP or its designee shall bear its own taxes, costs and expenses (including legal fees).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1.     Representations and Warranties by GIP.

GIP represents and warrants to each of WST and PCT that:

(a)     It is duly organized and existing under the Laws of the jurisdiction of its formation or registration and it is vested with the necessary and sufficient right, power and authority to own its property and to conduct its business and activities as conducted to date.

(b)     It has full right, power and authority to execute and deliver this Joint Venture Agreement and to perform its obligations arising hereunder.

(c)     It has taken all Necessary Action for the execution, delivery and performance of the Agreement.

(d)     The obligations arising from this Joint Venture Agreement are valid, binding and legally enforceable against it under the terms and conditions agreed hereunder, subject as to enforcement to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and laws of general applicability relating to or affecting enforcement of creditors’ rights generally or to general principles of equity.

(e)     Its representative or agent who signs this Joint Venture Agreement is vested with sufficient power and authority to execute this Joint Venture Agreement on GIP’s behalf and in its stead, and such power and authority has not been restricted or revoked.

(f)     The execution, delivery and performance of this Joint Venture Agreement by it and the transactions contemplated hereunder do not result in a breach of, or constitute a default or event of default under (i) any agreement or contract to which it or any of its Affiliates is a party, (ii) its articles of incorporation, by laws and any other documents of organization or (iii) any law that may be applicable to it.

(g)     Neither it nor any of its Affiliates qualifies as a Producer.

Section 5.2.     Representations and Warranties by each of WST and PCT.

Each of WST and PCT represents and warrants (severally but not jointly) to GIP:

(a)     Each of WST and PCT is duly organized and existing under the Laws of the jurisdiction of its formation or registration and it is vested with the necessary and sufficient right, power and authority to own its property and to conduct its business and activities as conducted to date.

(b)     It has full right, power and authority to execute and deliver the Agreement and to perform its obligations arising hereunder.

(c)     Each of WST and PCT has taken all Necessary Action for the execution, delivery and performance of the Joint Venture Agreement Agreement.

(d)     The obligations arising from this Joint Venture Agreement are valid, binding and legally enforceable against it under the terms and conditions agreed hereunder, subject as to enforcement to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and Laws of general applicability relating to or affecting enforcement of creditors’ rights generally or to general principles of equity.

(e)     Its representative or agent who signs this Joint Venture Agreement is vested with sufficient power and authority to execute this Joint Venture Agreement on each of WST and PCT behalf and in its stead, and such power and authority has not been restricted or revoked.

(f)     The execution, delivery and performance of this Joint Venture Agreement by each of WST and PCT and the transactions contemplated hereunder do not, and will not, result in a breach of, or constitute a default or event of default under (i) any agreement or contract to which it or any of its Affiliates is a party, (ii) its articles of incorporation, by laws and any other documents of organization or (iii) any law that may be applicable to it.

(g)     Neither of WST and PCT nor any of its Affiliates qualifies as a Producer.

ARTICLE VI
CONFIDENTIALITY

Section 6.1.     Confidentiality.

None of the Parties hereto will divulge or communicate to any Person not a Party hereto or use for any purpose whatever any information disclosed to it by another Party hereto, any information it may acquire by reason of being a party to this Joint Venture Agreement or a Shareholder or of the contents of this Agreement during the term of this Joint Venture Agreement and for a period of two years from the date of termination of this Joint Venture Agreement. Notwithstanding the above, however, these confidentiality provisions shall not apply to any information that:

(a)     at or after the time of the provision of the information to a Party hereto or at any time thereafter is in the public domain (other than as a result of an unauthorized disclosure);

(b)     was or becomes available from a source other than one of the Parties hereto or other than as a result of being a Party hereto;

(c)     was already known to the relevant Party at the time of the provision of information to such party or is independently developed or acquired without being in breach of any obligations hereunder;

(d)     is disclosed by the Parties to the extent required by law or this Agreement;

(e)     is disclosed by the Parties to any of their officers, employees or advisers engaged by any of the Parties hereto for the purpose of the administration of this joint venture by the Parties through the SC, CIESA, TGS or any TGS Group Company;

(f)     is disclosed by the Parties to their auditors, lawyers, representatives;

(g)     is disclosed by the Parties to any Governmental Authority as required by applicable law;

(h)     is disclosed by the parties to any prospective purchaser or assignee of Shares from a Party hereto, after such party first obtains an undertaking of confidentiality at least as strict as this Section 6.1 from such prospective purchaser or assignee; or

(i)      is required to be disclosed as a consequence of applicable stock exchange disclosure regulations applicable to the Parties or their Affiliates and shareholders.

Section 6.2.     Press Releases.

The Parties hereto further agree that, except as required by Law, the contents and timing of any press releases or other public announcements regarding any of the matters provided for in this Joint Venture Agreement shall require the prior written approval of the Parties hereto, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII
INFORMATION RIGHTS

Section 7.1.     Supply of Information.

(a)     Any information obtained by the Parties under the Shareholders Agreement shall be made available upon request to any Party.

(b)     Any request of information pursuant to the Shareholders Agreement shall be made through the SC, and Section 7.2(a) above shall also apply.

ARTICLE VIII
TERMINATION; DEFAULT AND REMEDIES

Section 8.1.     Termination.

This Joint Venture Agreement shall be terminated upon the earlier of (a) written consent of all the Parties hereto.

Section 8.2.     Default and Events of Default.

(a)     The occurrence of any one or more of the following events will constitute a default under the Agreement (each, a “Default”):

(i)     any action by or omission of any of the Parties hereto (or any of their Affiliates) in violation of this Agreement; or

(ii)    any breach of any continuing representation or warranty set forth in the Joint Venture Agreement.

(b)     Any Default shall become an “Event of Default” if the defaulting party fails to cure the Default within ten (10) Business Days after receiving written notice thereof from any of the other Party.

Section 8.3.     Non-Defaulting Purchase Right.

(a)     Other than for the failure of a Party to fulfill its obligations under Section 2.2. of this Agreement pertaining to Capital Contributions, in the event of an Event of Default, and without prejudice to any remedy available at law, the non-defaulting Shareholders shall have a right to purchase, and the defaulting Party shall sell, at any time during the one (1)-month period following such Event of Default, all but not less than all of such defaulting Party’s Shares (the “Defaulting Party Shares”) by delivering a written notice to the defaulting Party and SC within such one (1)-month period. If more than one Party elects to purchase the Defaulting Party Shares, each Party shall have the right to purchase a Pro Rata Portion of the Defaulting Party Shares. For purposes of this clause (a), “Pro Rata Portion” shall be equal to a fraction, the numerator of which is the number of Shares owned by the electing Party immediately prior to the sale and the denominator of which is the aggregate number of Shares held by the Shareholders who elected to exercise the purchase right in the manner set forth in this clause (a).

(b)     Upon delivery of the notice referred to in clause (a) above by the purchaser Party, the defaulting Party shall be obligated to sell the Defaulting Party Shares, as the case may be, at a time and place designated by the mutual agreement of the parties (the “Closing”); provided, however that Closing shall take place within thirty (30) Business Days following the date of receipt by the defaulting Party of the notice from the purchaser Party referred to in clause (a) above.

(c)     The Sale Price shall be paid to the defaulting Party in cash upon delivery of the documentation required for the registration of the Transfer of the Defaulting Party Shares in the books of the Company.

(d)     For purposes of this Section 8.3, the term “Sale Price” shall mean ninety-five percent (95%) of the Fair Market Value of the Shares held by the defaulting Party. For purposes of the Sale Price, the term “Fair Market Value” shall mean the value in US$ determined by the purchaser Party in good faith and notified to the defaulting Party in writing in the notice sent pursuant to clause (a). Within five (5) Business Days from the receipt of such notice, the defaulting Party shall notify the purchaser Party whether it disagrees with Fair Market Value determined by the purchaser Party. If the purchaser Party and the defaulting Party are unable to agree during the ten (10)-Business Day period immediately following the giving of the written notice of such disagreement as to the Fair Market Value, then the Fair Market Value of the Defaulting Party Shares shall be determined by an internationally recognized Investment Bank selected by the purchaser Party (the “Appraiser”). For purposes of determining the Fair Market Value of the Defaulting Party Shares, the Appraiser shall determine the fair market value of the entire TGS Group on a going concern basis assuming an arms’ length negotiated transaction for cash and shall assign a Fair Market Value to the Defaulting Party Shares based upon the percentage that the Defaulting Party Shares represent of the Shares then outstanding as of the last day of the month immediately preceding the date of the Event of Default and taking into account whether the Defaulting Party Shares represent a Controlling interest of the WS Group and the GIP taken as a whole. The determination of the Appraiser must be made within thirty (30) Business Days of its appointment and shall be final and binding upon the defaulting and the purchaser Party; provided that in no event shall the Fair Market Value of the Defaulting Party Shares be less than the book value thereof on the books of WS Group and GIP taken as a whole. The Appraiser shall forthwith give written notice of his determination to the defaulting and the purchaser Party. All the expenses and fees of the Appraiser shall be borne by the defaulting Party and deducted from the Sale Price.

ARTICLE IX
MISCELLANEOUS

Section 9.1.     Waivers and Amendments.

No provision of this Joint Venture Agreement may be changed, waived, discharged or terminated orally, but only by a writing signed each of the parties hereto.

Section 9.2.     Notices, Etc.

(a)     All notices, demands and other communications pursuant to this Joint Venture Agreement shall be given in writing (other than e-mail) and delivered by hand or by overnight courier or sent by confirmed facsimile transmission to the person designated in the signature page to the address or number specified thereto or to such other address or number that the intended recipient has designated by notice to the other parties in accordance with this Section 9.2.

(b)     Any Party may change its address for notice purposes under this Joint Venture Agreement by giving ten (10)-day prior written notice to each of the other Parties.

(c)     Any notice, request or other communication hereunder, if given, delivered, or made in accordance with Section 9.2(a) shall be deemed to have been given, delivered, or made on the date that is the earlier of (i) the next Business Day following transmittal by confirmed facsimile, (ii) the third Business Day following deposit with a reliable international overnight or two-day courier service, or (iii) the date of personal hand delivery.

Section 9.3.     Dispute Resolution.

(a)     Any dispute, controversy or claim arising out of, relating to, or in connection with the Joint Venture Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof, shall be finally settled by binding arbitration administered by the International Chamber of Commerce (the “ICC”), in accordance with the ICC Rules of Arbitration (the “ICC Rules”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of all of the Parties hereto. Any Party to the arbitration shall be deemed to be an “Arbitration Party” for purposes of this Section 9.3.

(b)     The place of arbitration shall be Paris, France, and the proceedings shall be conducted in the English language.

(c)     The arbitration shall be conducted by three (3) arbitrators (such panel of arbitrators, the “Tribunal”); to be designated as follows:

(i)     If there are two (2) Arbitration Parties to the arbitration, each Arbitration Party shall nominate one (1) arbitrator within thirty (30) days after delivery of the “Request for Arbitration” (as defined in the ICC Rules). In the event an Arbitration Party fails to nominate an arbitrator within this time period, then upon request of either Arbitration Party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of the appointment of the second arbitrator. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then upon request of either Arbitration Party, the third arbitrator shall be appointed by the ICC. The third arbitrator shall serve as chairman of the Tribunal.

(ii)    If there are more than two (2) Arbitration Parties to the arbitration, they shall in good faith attempt to group themselves into a “Petitioning Party” and a “Defending Party” for purposes of selecting arbitrators. The Petitioning Party and the Defending Party each shall nominate one arbitrator within thirty (30) days after delivery of the Request for Arbitration. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then upon request of any party to the arbitration, the third arbitrator shall be appointed by the ICC. The third arbitrator shall serve as chairman of the Tribunal. If it shall not be possible to form a Petitioning Party or a Defending Party, as the case may be, or if the Petitioning Party or the Defending Party, as the case may be, fails to select an arbitrator in accordance with this clause (c)(ii), then, in accordance with Article 10(2) of the ICC Rules, the ICC shall appoint each member of the Tribunal and shall designate one of them to act as chairman.

(d)     All pleadings and memorials shall be in English, with copies translated into Spanish (if requested by any Arbitration Party). Witnesses whose native language is not English may give oral or written testimony in their native language, with appropriate translation into English. Documentary evidence may be submitted in its original language, with appropriate translation into English (if so ordered by the Tribunal).

(e)     By agreeing to arbitration, the Arbitration Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or to order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate.

(f)     When an Arbitration Party submits a Request for Arbitration in connection with a legal relationship in respect of which arbitration proceedings between the Arbitration Parties are already pending under the ICC Rules (an “Already Pending Proceeding”), any Arbitration Party to either arbitration proceeding may request that the claims contained in the Request for Arbitration (the “New Claims”) be included in the Already Pending Proceeding. If such a request is made before the “Terms of Reference” (as defined in the ICC Rules) have been signed or approved by the ICC in the Already Pending Proceeding, pursuant to Article 4(6) of the ICC Rules, the ICC shall determine whether to include the New Claims in the Already Pending Proceeding. If such a request is made after the Terms of Reference in the Already Pending Proceeding have been approved by the ICC, pursuant to Article 19 of the ICC Rules, the Tribunal in the Already Pending Proceeding shall determine whether to include the New Claims in the Already Pending Proceeding. Two or more arbitration proceedings may be consolidated in accordance with this clause (f) under Articles 4(6) or 19 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.

(g)     The award rendered by the Tribunal shall be final and binding on each Arbitration Party. Judgment on the award may be entered and the award may be enforced in any court of competent jurisdiction.

(h)     Any arbitration hereunder shall be confidential, and each Arbitration Party and its agents and the Tribunal shall not disclose to any non-Arbitration Party the subject of the arbitration, any information about the arbitration or the substance of the proceedings thereunder except as may be required by applicable law, for insurance purposes, or as necessary to enforce this agreement to arbitrate or any award hereunder or in connection with a request for provisional remedies.

Section 9.4.     GOVERNING LAW.

THE JOINT VENTURE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS; PROVIDED, HOWEVER THAT THE ORGANIZATION AND FUNCTIONING OF CIESA AND ANY OF THE TGS GROUP COMPANIES, INCLUDING THE ORGANIZATION AND FUNCTIONING OF MEETINGS OF THE BOARD OF DIRECTORS AND THEIR RESPECTIVE SHAREHOLDERS, SHALL BE GOVERNED BY THE APPLICABLE BY-LAWS AND ARGENTINE LAW; PROVIDED THAT, IF THIS JOINT VENTURE AGREEMENT, ON THE ONE HAND, AND THE APPLICABLE BY-LAWS AND ARGENTINE LAW, ON THE OTHER HAND, SHALL CONFLICT WITH EACH OTHER IN RESPECT OF THE ORGANIZATION AND FUNCTIONING OF CIESA AND ANY OF THE TGS GROUP COMPANIES, THE JOINT VENTURE AGREEMENT SHALL PREVAIL AMONG THE PARTIES HERETO.

Section 9.5.     Cooperation.

Each Party will cooperate and take such Necessary Action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Joint Venture Agreement and the transactions contemplated hereby.

Section 9.6.     No Third-Party Rights.

This Joint Venture Agreement is intended to be solely for the benefit of the Parties (and Permitted Transferees, as the case may be) hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties (and Permitted Assignees, as the case may be) hereto.

Section 9.7.     Delays or Omissions.

No delay or omission to exercise any right, power or remedy on the part of any Party upon any breach or default of any party to this Joint Venture Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach or default under this Joint Venture Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies under this Joint Venture Agreement, or by law otherwise afforded to any Party, shall be cumulative and not alternative.

Section 9.8.     Entire Agreement.

This Joint Venture Agreement, its Exhibits and Annexes constitute the full and entire understanding and agreement among the Parties hereto with regard to the subject matter hereof and supersede all prior understandings, negotiations and prior agreements among the Parties hereto or any of them with regard to such subject matter.

Section 9.9.     Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties hereto shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

* * * * * *

Exhibit A – Initial Capital Contributions

Exhibit C – Deed of Adherence

THIS DEED OF ADHERENCE (this “Deed”), dated as of [____], 20[__], is entered into between [__________], a [__________] (the “Joining Party”), and [_______] a [_______] [and [_______] a [_______]], in [its][their] capacity as Parties to the Joint Venture Agreement (as defined below) (the “Continuing JV Members”).

Reference is made to that certain Joint Venture Agreement (as amended, modified, restated or supplemented from time to time, the “JV Agreement”), dated as of July [__], 2016 by and among the Grupo Inversor Petroquímica S.L., PCT LLC and WST S.A.. The Joining Party is delivering this Deed of Adherence pursuant to Section 4.1.9d) of the JV Agreement. Wherever used in this Deed of Adherence, unless otherwise defined herein, capitalized terms shall have the meaning assigned to such terms in the JV Agreement.

Each of the Joining Party and Continuing Shareholder JV Member[s] hereby agree as follows:

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this JV Agreement, the Joining Party will be a party to the JV Agreement, and, from and after the date hereof, shall have all of the rights and obligations of a Party thereunder as if it had executed the JV Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by and to comply with, all of the terms, provisions and conditions applicable to a party contained in the JV Agreement.

The JV Agreement is hereby incorporated herein by reference.

The Joining Party hereby confirms that it has received a copy of the JV Agreement.

For the purposes of Section 9.2 (Notices) of the JV Agreement the Joining Party hereby designates the following address for notices:

[_______]
[_______]
[_______]
Attention:	[_______]
Facsimile:	[_______]
Email:	[_______]

The provisions of Section 9.3 and 9.4 (Applicable Law and Arbitration) of the JV Agreement shall apply mutatis mutandis to this Deed of Adherence.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Deed of Adherence to be duly executed by its authorized representative, and the Continuing JV Member[s] [has][have] caused the same to be accepted by its authorized representatives, as of the day and year first above written.

[JOINING PARTY]

By:
Name:

Title:

Accepted and Acknowledged:
[________]
as Continuing JB Member

By:
Name:

Title:

[Accepted and Acknowledged:
[________]
as Continuing JV Member

By:
Name:

Title: